TRANSFER AND ASSUMPTION OF
                INVESTMENT MANAGEMENT AGREEMENT

                              for

        GREENWICH STREET CALIFORNIA MUNICIPAL FUND INC.

      TRANSFER AND ASSUMPTION OF MANAGEMENT AGREEMENT, made as of the 31st day of December, 1994, by and among Greenwich Street California Municipal Fund Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, Mutual Management Corp., a New York corporation ("MMC") and the Greenwich Street Advisors Division of Smith Barney Mutual Funds Management Inc., a Delaware corporation ("SBMFM").

     WHEREAS, the Fund is registered with the Securities and
Exchange   Commission   as   a  non-diversified   closed-end
management  investment company under the Investment  Company
Act of 1940, as amended (the "Act"); and

      WHEREAS,  the Fund and MMC entered into  a  Management
Agreement on September 22, 1994, under which MMC serves as the investment manager (the "Investment Manager") for the Fund; and

       WHEREAS, MMC desires that its interest, rights, responsibilities and obligations in and under the Management Agreement be transferred to SBMFM and SBMFM desires to assume MMC's interest, rights, responsibilities and obligations in and under the Management Agreement; and

      WHEREAS, this Agreement does not result in a change of actual control or management of the Investment Manager to the Fund and, therefore, is not an "assignment" as defined in Section 2(a)(4) of the Act nor an "assignment" for the purposes of Section 15(a)(4) of the Act.

       NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

      1. Assignment. Effective as of December 31, 1994 (the "Effective Date"), MMC hereby transfers to SBMFM all of MMC's interest, rights, responsibilities and obligations in and under the Management Agreement dated September 22, 1994, to which MMC is a party with the Fund.

      2. Assumption and Performance of Duties. As of the Effective Date, SBMFM hereby accepts all of MMC's interest and rights, and assumes and agrees to perform all of MMC's responsibilities and obligations in and under the Management Agreement; SBMFM agrees to be subject to all of the terms and conditions of said Agreement; and SBMFM shall indemnify and hold harmless MMC from any claim or demand made thereunder arising or incurred after the Effective Date.

      3. Representation of SBMFM. SBMFM represents and warrants that : (1) it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and (2) Smith Barney Holdings Inc. is its sole shareholder.

      4.    Consent.   The  Fund  hereby  consents  to  this
transfer by MMC to SBMFM of MMC's interest, rights, responsibilities and obligations in and under the Management Agreement and to acceptance and assumption by SBMFM of the same. The Fund agrees, subject to the terms and conditions of said Agreement, to look solely to SBMFM for the performance of the Investment Manager's responsibilities and obligations under said Agreement from and after the Effective Date, and to recognize as inuring solely to SBMFM the interest and rights heretofore held by MMC thereunder.

     5. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers hereunto duly attested.

Attest:

                                             By:
Secretary                        Greenwich Street California
Municipal Fund Inc.

                                Date:December 31, 1994

Attest:


                                             By:
Secretary                       Mutual Management Corp.

                                Date:December 31, 1994

Attest:

                                             By:
Secretary                        Greenwich  Street  Advisors
Division of
                                 Smith  Barney Mutual  Funds
Management Inc.

                                Date:December 31, 1994